Exhibit 10.45
SLM CORPORATION
Executive Severance Plan for Senior Officers

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE
     1.01 Name and Purpose of Plan. The name of this plan is the SLM Corporation Executive Severance Plan for Senior Officers (“Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of SLM Corporation (the “Corporation”) upon employment termination.
     1.02 Effective Date. The effective date of the Plan is May 22, 2009. The compensation and benefits payable under the Plan are payable upon certain employment terminations that occur after the effective date of this Plan.
     1.03 Employment Contracts Govern; Change in Control Severance Plan. To the extent that an Eligible Officer is a party to an employment or other contract or agreement that provides for any severance payments upon such Eligible Officer’s termination of employment with the Corporation, then that contract or agreement governs, and not this Plan. Upon the expiration of such contract or agreement, this Plan will govern. In addition, to the extent that the Change in Control Severance Plan for Senior Officers provides for severance payments upon an Eligible Officer’s termination of employment with the Corporation, then that Plan will govern, and not this Plan.
     1.04 ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
ARTICLE 2
DEFINITIONS
     The following words and phrases have the following meanings unless a different meaning is plainly required by the context:
     2.01 “Average Bonus” means the annualized performance bonus compensation calculated under this Plan for the rolling 24-month period immediately prior to the Eligible Officer’s Termination Date, including as a full month the month during which the Termination Date occurs. An example of a calculation of the Average Bonus portion of a Severance Payment according to the Plan is attached hereto as Exhibit A. For purposes of calculating Average Bonus under this Plan for the current fiscal year, the Eligible Officer’s base salary and target bonus at the Termination Date will be used and the Corporate performance scores from all completed quarters during the relevant portion of the fiscal year will be used. Notwithstanding anything to the contrary herein, if an Eligible Officer has fewer than 24 months of employment with the Corporation as of his or her Termination Date, then “Average Bonus” means the annualized performance bonus compensation calculated as described above but prorated for the portion of the rolling 24 month period that is represented by the time from the Eligible Officer’s date of hire to the Eligible Officer’s Termination Date. An example of a calculation of the Average Bonus portion of a Severance Payment according to the previous sentence is attached hereto as Exhibit B.
     2.02 “Base Salary” means the annual base rate of compensation payable to an Eligible Officer at the time of a Termination Event, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.
     2.03 “Board of Directors” means the Board of Directors of SLM Corporation.
     2.04 “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” means: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contendere to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit C upon termination of employment.
     2.05 “Termination of Employment For Good Reason” means: (a) a material reduction in the position or responsibilities of the Eligible Officer not including a change in title only; (b) a reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements (provided that variability in the value of stock-based compensation or in the compensation provided under the SLM Corporation Incentive Plan or a successor plan will not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location. If an Eligible Officer continues his or her employment with the Corporation for more than six months after the occurrence of an event described above that constitutes a Termination for Good Reason, then the Eligible Officer shall be deemed to have given his or her consent to such event and the Eligible Officer shall not be eligible for a Severance Payment under this Plan as a result of that event and shall be deemed to have waived all rights in regard to such event.

     2.06 “Termination Date” means the Eligible Officer’s last date of employment with the Corporation.
     2.07 “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).
ARTICLE 3
ELIGIBILITY AND BENEFITS
     3.01 Eligible Officers. Officers of SLM Corporation at the level of Senior Vice President and above are eligible for benefits under this Plan (each an “Eligible Officer”).
     3.02 Severance Benefits. (a) An Eligible Officer will be entitled to receive a severance payment (“Severance Payment”) and continuation of medical and dental insurance benefits and outplacement services, all as provided herein, after any of the following events (each a “Termination Event”): (I) Termination of Employment for Good Reason, provided that if such termination is on account of a decision to resign due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” such Eligible Officer continues his or her employment for a transition period mutually agreed to by the Corporation and the Executive Officer or (II) upon a Termination of Eligible Officer’s Employment Without Cause or (III) upon mutual agreement of the Corporation and an Eligible Officer.
          (b) The amount of the Severance Payment will equal the sum of the Eligible Officer’s Base Salary plus the Eligible Officer’s Average Bonus times a multiplier. The multiplier for Eligible Officers with the title of Chief Executive Officer will be two (2). The multiplier for Eligible Officers with a title higher than Executive Vice President, such as Senior Executive Vice President and Vice Chairman but not including the Chief Executive Officer, will be 1 1/2 (one and one half). The multiplier for all other Eligible Officers will be one (1). Contingent upon signing the Confidential Agreement and Release, the Severance Payment will be made to the Eligible Officer in a single lump sum cash payment within forty-five (45) calendar days after the Eligible Officer’s Termination Date. Notwithstanding anything to the contrary herein, in no event shall a Severance Payment paid to an Eligible Officer hereunder exceed the Eligible Officer’s Base Salary plus incentive bonus multiplied by three (the “Payment Limit”), and if a Severance Payment hereunder were to exceed such amount, then such payment shall be reduced to the highest amount that does not exceed the Payment Limit.
          (c) For eighteen (18) months (or twenty-four (24) months if the Eligible Officer is the Chief Executive Officer) following the Eligible Officer’s Termination Date, the Eligible Officer and his or her eligible dependents or survivors will be entitled to continue to participate in any medical and dental insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision. An Eligible Officer and his or her eligible dependents will cease to be covered under the foregoing medical and/or dental insurance plans if he or she becomes eligible to obtain coverage under medical and/or dental insurance plans of a subsequent employer.
          (d) An Eligible Officer will be entitled to receive outplacement services from the Corporation or the Corporation’s service provider(s.)
          (e) Upon a Termination Event, to the extent already provided in the terms and conditions of an Eligible Officer’s equity grants, all outstanding and unvested equity awards held by an Eligible Officer and granted by the Corporation before May 22, 2009 will become vested and non-forfeitable. Any outstanding and unvested equity awards held by an Eligible Officer and granted after May 22, 2009 shall be governed by the terms and conditions applicable to such grants.
          (f) All payments and benefits provided under this Section 3.02 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit C hereto.
     3.03 Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits to be provided under Section 3.03(b) are to be delayed pursuant to the preceding sentence, the Corporation will require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation will reimburse the Designated Employee for all such costs.
ARTICLE 4
WELFARE BENEFIT COMMITTEE
     4.01 Welfare Benefit Plan Committee. The Plan will be administered by the Welfare Benefit Plan Committee, appointed by and serving at the pleasure of the Board of Directors and consisting of at least three (3) officers of the Corporation (the “Committee”).
     4.02 Powers. The Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, will be binding on all persons for all purposes. The Committee will provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:

          (i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;
          (ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
          (iii) establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;
          (iv) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
          (v) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.
     4.03 Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.
ARTICLE 5
CLAIM FOR BENEFITS UNDER THIS PLAN
     5.01 Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual, and (3) will contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee will have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the claimant will be permitted to exercise his rights to review pursuant to Section 9.02 and 9.03.

     5.02 Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
     5.03 Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.
     5.04 Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.
ARTICLE 6
MISCELLANEOUS
     6.01 Successors. (a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Corporation will be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.
          (b) This Plan and all rights of the Eligible Officer hereunder will inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     6.02 Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.
     6.03 Facility of Payment. If it will be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release will be a valid and complete discharge for the payment.
     6.04 Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.
     6.05 Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.
     6.06 Choice of Law. The Plan shall be construed, regulated and administered under the laws of the Commonwealth of Virginia (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.
     6.07 Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.
     6.08 Termination; Amendment; Waiver. (a) Prior to the occurrence of a Termination Event, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan will not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a Termination Event shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.
          (b) From and after the occurrence of a Termination Event, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Termination Event as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.
     6.09 Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

     6.10 Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes required to be withheld by law.
     6.11 No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.

Exhibit A
Example of calculation of “Average Bonus” Portion of Severance Payment under the Plan
(Based on a 24-month look back)
1.	Assumptions/Given:
•	Annual salary = $250,000

•	Bonus (MIP) Target = 70% of annual rate ($175,000)

•	Current Corp MIP Score = 40% (score for the most recent quarter-end in current year) [1]

•	Termination Date = August 1, 2009

•	2008 bonus (paid in 2009) = $65,000

•	2007 bonus (paid in 2008) = $125,000
2.	Compute 2009 (current year) estimated annual bonus:
•	Bonus Target ($175,000) * most current Corp MIP Score (40%) = $70,000
3.	Define 24-month period:
•	Since Termination date is August 1, 2009, the look-back period would include:
•	8 months in 2009 [2]

•	All 12 months of 2008

•	4 months of 2007
4.	Prorate each year’s annual bonus:
•	2009: 8 months @ $70,000 = $46,667

•	2008: 12 months @ $65,000 = $65,000

•	2007: 4 months @ $125,000 = $41,667
Total: 24 months = $153,333
5.	Annualize 24 month prorated total by dividing by 2:
•	$153,333 ÷ 2 = $76,667

•	Round = $76,700 [3]

[1]	Use whole months for the calculation regardless of the day within the month the termination falls.

[2]	If the termination falls between the last day of the quarter and the day the company score for that month is finalized, TBD will be placed on the worksheet until the final company score is posted.

[3]	Round to the nearest $100.

Exhibit B
Example of calculation of “Average Bonus” Portion of Severance Payment under the Plan — with less than 2 years of service
(Example assumes 18 months of employment from January 1, 2008, through June 30, 2009)
6.	Assumptions/Given:
•	Annual salary = $250,000

•	Bonus (MIP) Target = 70% of annual rate ($175,000)

•	Current Corp MIP Score = 40% (score for the most recent quarter-end in current year) [4]

•	Termination Date = June 30, 2009

•	2008 bonus (paid in 2009) = $65,000

•	2007 bonus (paid in 2008) = N/A
7.	Compute 2009 (current year) estimated annual bonus:
•	Bonus Target ($175,000) * most current Corp MIP Score (40%) = $70,000
8.	Define 24-month period
•	Since Termination date is June 30, 2009, the look-back period would include:
•	6 months in 2009 [5]

•	All 12 months of 2008

•	0 months of 2007 — No additional service time since 18 months total service
9.	Prorate each year’s annual bonus:
•	2009: 8 months @ $70,000 = $35,000

•	2008: 12 months @ $65,000 = $65,000

•	6 months no service = $0
Total: 24 months = $100,000
10.	Annualize 24 month prorated total by dividing by 2:
•	$100,000 ÷ 2 = $50,000

•	Round = $50,000 [6]

[4]	Use whole months for the calculation regardless of the day within the month the termination falls.

[5]	If the termination falls between the last day of the quarter and the day the company score for that month is finalized, TBD will be placed on the worksheet until the final company score is posted.

[6]	Round to the nearest $100.

Exhibit C
AGREEMENT AND RELEASE
     SLM Corporation has established the SLM Corporation Executive Severance Plan for Senior Officers (the “Plan”). As a condition to receiving compensation and benefits set forth in the Plan (the “Plan Benefits”), I agree as follows:
     (1) In consideration of the Plan Benefits, I promise and agree to release SLM Corporation, its subsidiaries, affiliates, predecessors, successors, and any related companies, (collectively “SLM”) and the former and current officers, employees, directors, and benefits plan trustees of any of them (collectively “Released Parties”) from all actions, causes of action, suits, claims or demands that I ever had, now have or may have in the future, based on my employment with SLM, or with any of the other entities described above, or based on the termination of that employment. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA) (except for claims under the Employee Retirement Income Security Act for benefits due under the terms of an employee benefit plan), the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Vietnam Era Veteran’s Readjustment Act of 1974; individual relief under the Sarbanes-Oxley Act of 2002 or American Recovery and Reinvestment Act of 2009, and any other federal, state or local laws having any bearing whatsoever upon the terms and conditions of, and/or the cessation of my employment with SLM or any of the other entities covered by this Agreement and Release to the extent permissible by private agreement and consistent with applicable law. This release is intended to cover all claims in existence as of the date of this Agreement, including both claims that I know about and those I may not know.
     It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to employee’s employment and separation.
     The parties expressly agree however, that nothing in this Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities.
     I further waive any right to payment of attorneys’ fees, which I may have incurred, other than any rights I may have under the By-Laws of the Corporation. SLM agrees that the release under this Section 1 shall not cover and I reserve and do not waive my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the bylaws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).

     (2) Except as set forth in the proviso in Section (1) and otherwise set forth as follows, I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
     (a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. §626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
     (b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release.
     (c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     Except with respect to the proviso in Section (1) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, U.S. Department of Justice, U.S. Department of Education Office of Inspector General, EEOC, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.
     (3) Additional Representations and Promises: I further acknowledge and agree that:
     (a) I agree to return all SLM and Released Parties’ property in my possession or control to them.
     (b) I hereby represent and warrant that I have not reported any illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal conduct or activities relating to my duties at SLM. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.
     (c) If I breach any provisions of this Agreement and Release, I agree that I will pay for all reasonable costs incurred by SLM or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release, if such breach is upheld under the arbitration provisions in Section (4).
     (d) I promise to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.
     (e) I further promise not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release.
     (f) I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
     (g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past.
     (h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.
     (i) If SLM or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it.
     (j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.

     (4) Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section (5). I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including, but not limited to, any lawsuit related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.
     (5) Confidentiality, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Plan Benefits, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation and that I continue to be bound by the terms of that agreement except as modified in this Section (5). Notwithstanding the foregoing, in consideration of the Plan Benefits, I agree as follows: I shall not, directly or indirectly, compete with SLM or its subsidiaries or affiliates for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section (5), “compete” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment engaged in the same business conducted by SLM at the time of my termination.
     In further consideration of the Plan Benefits described above in this Agreement and Release, I agree that for [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] after my date of termination of my employment for whatever reason (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Further, for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] months following the termination of my employment with the SLM, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.

     I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for you while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Senior Vice President, Administration of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] months following the termination of my employment.
     In the event that the Board of Directors of SLM or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM 50% (less withholdings previously withheld by law) of the cash Plan Benefits. The illegality, unenforceability, or ineffectiveness of any provision of this Section shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 3(d) of this Agreement and Release, I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.
     (6) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before [INSERT DATE]; (b) that I was offered a period of 21 days [OR 45 DAYS IF GROUP TERMINATION] to review and consider it; (c) that I understand I could use as much of the 21 day period [OR 45 DAY PERIOD IF GROUP TERMINATION] as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney before signing this Agreement and Release, and understood whether or not to do so was my decision.
     (7) I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement within seven (7) days of my signing. Such revocation can be made by delivering a written notice of revocation to SVP, Human Resources, Sallie Mae, Inc., 12061 Bluemont Way, Reston, VA 20190. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after the Agreement is signed. If I revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing, my waiver and release of claims under the ADEA shall not be effective or enforceable and I will not receive 70% of the Plan Benefits.

     (8) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (7), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement shall be construed under the laws of the Commonwealth of Virginia.
     (9) In addition, in consideration of the payments and benefits described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, as may be reasonably requested by SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews; and (4) contacting SLM.
Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement). You have up to 21 days [45 days if group termination] to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. Except as otherwise provided herein, by signing this Agreement and Release, you will be waiving any claims whether known or unknown.

Name:	Date

Senior Vice President, Human Resources	Date
SLM Corporation